Exhibit 99.1

                               Advisory Agreement
                         Between Merchant Capital Corp.
                                        &
                         Universal Media Holdings, Inc.


         This Advisory Agreement (herein the "Agreement") is entered into this 26th day of November 2001 by and between Merchant Capital Corp. (herein the "Consultant") and Universal Media Holdings, Inc. (herein the "Company").

RECITALS

         The Consultant, through considerable experience, time and effort, has created and developed a system for providing Advisory Services (the "Services") to private and public companies.

         The Company desires to obtain the services of the Consultant and on the basis of previous telephone conversations and meetings between the Company and the Consultant as well as other discussions, preliminary financial statements, initial reports submitted by the Company, and the representations that the Company has made to the Consultant describing the Company and its principals, the present and proposed business activities of the Company, its operations, financial condition and capital structure, and various agreements and documents related thereto, the Consultant are willing to provide such services to the Company.

         Now, therefore, in consideration of the mutual covenants and promises contained herein, the sufficiency of which is hereby acknowledged by each of the parties, the Company and the Consultant hereby agree as follows:

         1. The Consultant will perform Advisory Services for the Company on the terms set forth below for a period of two years from the date hereof, such services will be performed on a best efforts basis and will include, without limitation, assistance with mergers, acquisitions advice, all with the objective of accomplishing the Company's business goals. In each instance, the Consultant shall endeavor, to assist in identifying corporate candidates for mergers and acquisitions; to provide planning, structuring, strategic and other advisory services to the Company; and to assist in negotiations on behalf of the Company. In each instance the Company will render such services as to which the Company and the Consultant mutually agree and will exert its best efforts to accomplish the goals agreed to by the Consultant and the Company.

         2. In connection with the performance of this AGREEMENT, the Consultant and the Company shall comply with all applicable laws and regulations, including, without limitation, those of the National Association of Securities Dealers, Inc. and the Securities and Exchange Commission.

         3. In consideration of the services previously rendered and to be rendered by the Consultant hereunder, the Company will pay the Consultant a fee of 800,000 shares of the Company's free-trading common stock, payable upon execution of this agreement between the Consultant and the Company, for its initial professional time, due diligence, expenses and mobilization costs. Any additional fees or out of pocket expenses must be approved by the Company before hand.

         4. The Company agrees to indemnify and hold the Consultant and its associates harmless from and against any and all losses, claims, damage, liabilities, costs or expenses arising out of the Consultant entering into or rendering services under this AGREEMENT except for any losses, claims, damages, liabilities, costs or expenses resulting from any violation by the Consultant of applicable laws and regulations including, without limitation, those of the National Association of Securities Dealers, Inc. and the Securities and Exchange Commissions or any act by the Consultant involving intentional misconduct.

         5. The Consultant AGREES to indemnify and hold the Company and its associates harmless from and against any losses, claims, damages, liabilities, costs or expenses resulting from any violation by the Consultant of applicable laws and regulations including, without limitation, those of the National Association of Securities Dealers, Inc. and the Securities and Exchange Commission or any act by the Consultant involving intentional misconduct.

         6. Nothing contained in this AGREEMENT shall be construed to constitute the Consultant as a partner, employee, or agent of the Company; nor shall either party have any authority to bind the other in any respect, it being intended that each shall remain an independent contractor.

         7. This AGREEMENT may not be assigned by either party hereto, shall be interpreted in accordance with the laws of the State of New York, and shall be binding upon the successors of the parties.

         8. If any paragraph, sentence, clause of phrase of this AGREEMENT is for any reason declared to be, illegal, invalid, unconstitutional, void or unenforceable, all other paragraphs, sentences, clauses or phrases hereof not so held shall be and remain in full force and effect.

         9. None of the terms of this AGREEMENT shall be deemed to be waived or modified except by an express agreement in writing signed by the party against whom enforcement of such waiver or modification is sought. The failure of either party at any time to require performance by the other party of any provision hereof shall in no way effect the full right to require such performance at anytime thereafter. Nor shall the waiver by either party of a breach of such provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

         10. Any dispute, claim or controversy arising out of or relating to this AGREEMENT, or the breach thereof, shall be settled by arbitration in New York, in accordance with the Commercial Arbitration Rules of the State of New York District Courts. The parties hereto agree that they will abide by and perform any award rendered by the arbitrator(s) and that judgment upon any such award may be entered in any court, state or federal, having jurisdiction over the party against whom the judgment is being entered. Any arbitration demand, summons, complaint, other process, notice of motion or other application to an arbitration panel, Court or Judge, and any arbitration award or judgment may be served upon any party hereto by registered or certified mail, or by personal service, provided a reasonable time for appearance or answer is allowed.

         11. For purposes of compliance with laws pertaining to potential inside information being distributed unauthorized to anyone, all communications regarding the Company's confidential information should only, be directed to Ronald P. Russo, Jr. If information is being faxed, our confidential compliance fax number is for communication use.


APPROVED AND AGREED:

Universal Media Holdings, Inc.
68A Lamar Street
West Babylon, New York 11704
Tel: (631) 491-5200
Fax: (631) 491-7171


----------------------/--------
Kenneth Parsteck       Dated
President


Merchant Capital Corp.
257 Park Avenue South, 11th Floor
New York, NY 10010
Tel: (212) 213-5444
Fax: (212) 658-9009


----------------------/--------
Ronald P. Russo, Jr.   Dated